Exhibit 99.1

R.H. Donnelley to Acquire Dex MediaCreates Nation's Third Largest Yellow Pages Company Expands Local Commercial Search Platform Combines Complementary Operating Strengths and Markets

    CARY, NC & ENGLEWOOD, Colo.--(BUSINESS WIRE)--Oct. 3, 2005--R.H. Donnelley Corporation (NYSE:RHD) and Dex Media, Inc. (NYSE:Dex), two leading yellow pages publishers and directional media companies, today announced that R.H. Donnelley has entered into a definitive agreement to acquire Dex Media.
    Under the terms of the agreement, each Dex share will be exchanged for $12.30 in cash and 0.24154 RHD shares. In aggregate, current Dex shareholders will receive approximately $1,850 million in cash and
36.4 million RHD shares, for total equity consideration of approximately $4.2 billion. RHD will also assume Dex's net debt outstanding, expected to be approximately $5.3 billion at year end
2005.
    The combined company will be the third largest print and Internet directory publisher in the United States with pro forma annual revenues of over $2.7 billion. The company will operate coast-to-coast across 28 states with over 600 directories having a total circulation of 73 million, serving over 650,000 local and national advertisers.

    Strong Strategic Fit

    "We are thrilled to be joining with Dex Media. This combination will create a company with the scale, innovative products and services and proven business processes to lead our industry into the era of integrated local commercial search, encompassing both print and digital platforms," said David C. Swanson, R.H. Donnelley's Chairman and Chief Executive Officer. "Dex brings a proven marketing capability, a leading online operation and a track record for innovation that will allow us to accelerate our growth."
    "I look forward to working with Dave to help grow this business," said George Burnett, President and CEO of Dex Media. "RHD adds a long history of excellence in sales and marketing execution that should improve operational performance across the combined company. Significantly larger combined scale and portfolio of diversified and rapidly growing markets creates a powerful platform to drive advertising growth and efficiency of operations."

    Other Terms

    RHD has also agreed to repurchase the remaining outstanding convertible preferred stock issued upon completion of the Sprint Publishing and Advertising acquisition in January 2003 and held by investment partnerships affiliated with The Goldman Sachs Group, Inc. for approximately $337 million including accrued dividends. The preferred shares were convertible into approximately 5.2 million RHD common shares as of September 30, 2005. The Goldman Sachs affiliates have agreed to vote in favor of the transaction and their warrants will remain outstanding.
    Upon completion of the transaction, current RHD and Dex shareholders will own approximately 47% and 53% of the combined company, respectively. The transaction is subject to approval from each company's shareholders, regulatory approval and other closing conditions and is expected to close in the first quarter of 2006.
    RHD and Dex will appoint 7 and 6 directors, respectively, to the 13 member board. Both Carlyle and Welsh, Carson, Anderson & Stowe, who collectively own 52% of Dex, have agreed to vote in favor of the transaction and will each appoint 1 of the Dex appointees to the board.

    Name, Headquarters and Management

    The combined company, to be named R.H. Donnelley Corporation, will be traded on the NYSE under the ticker symbol RHD and will continue to be headquartered in Cary, North Carolina. The combined company will be led by Dave Swanson as Chief Executive Officer, Peter McDonald as Chief Operating Officer and Steve Blondy as Chief Financial Officer. George Burnett will serve as Chairman of the Board of Directors.
    Burnett commented, "Our complementary management groups and best practices will form what I believe to be a team and organization that is unsurpassed in the Yellow Pages industry and among the leaders in local commercial search."
    Swanson added, "I am very excited to work side-by-side with George and all of the talented employees at Dex. I've long admired his strategic leadership and know our company will benefit greatly from his vision and innovative marketing expertise."

    Integration Plans and Synergies

    The two companies are developing integration plans that build on the cultural similarities and the best practices from each company. Swanson said, "We will approach integration in a manner that closely mirrors the process we employed in connection with the highly successful Sprint Publishing & Advertising acquisition." In addition to significantly enhanced revenue opportunities, the combined company expects to generate cost savings of $50 million by the third year following the close of the transaction. The majority of the cost savings will be derived by eliminating redundant IT systems and corporate general and administrative functions.

    Financing

    J.P. Morgan Securities Inc. has provided commitments for approximately $10.4 billion for both the new financing and to support certain existing debt in the event any existing debt is refinanced.

    Teleconference and Webcast Information

    The management teams of both companies will host a conference call today at 10:00 a.m. ET (7:00 a.m. PT). You can participate by dialing 800-473-6123 (U.S.) or 973-582-2706 (outside U.S.) with conference call ID #6553874. The conference call will also be available via Webcast at www.rhd.com. For those unable to listen to the live conference call, a telephone replay will be available by dialing 877-519-4471 (U.S.) or 973-341-3080 (outside U.S.) with conference call ID #6553874. The telephone replay will be available beginning October 3, 2005 at 11:00 a.m. ET and run through October 10, 2005 at 11:59 p.m. ET. A slide presentation will also be available on each company's investor relations Web site.

    About R.H. Donnelley

    R.H. Donnelley is a leading Yellow Pages publisher and Directional Media company. RHD publishes directories with total distribution of approximately 28 million serving approximately 260,000 local and national advertisers in 19 states. RHD publishes directories under the Sprint Yellow Pages(R) brand in 18 states with total distribution of approximately 18 million serving approximately 160,000 local and national advertisers, with major markets including Las Vegas, Nevada, and Orlando and Ft. Myers, Florida. In addition, RHD publishes directories under the SBC Yellow Pages brand in Illinois and Northwest Indiana with total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. RHD also offers online city guides and search websites in its major Sprint Yellow Pages markets under the Best Red Yellow Pages(R) brand at www.bestredyp.com and in the Chicago area at www.chicagolandyp.com. For more information, please visit R.H. Donnelley at www.rhd.com.

    About Dex Media

    Dex Media, Inc., is the leading provider of print directories and Internet-based local search for 14 Western and Midwestern states. As the official publisher for Qwest Communications International Inc., Dex published 44.5 million copies of 269 White and Yellow Page directories in 2004. Dex's Internet-based directory, DexOnline.com(TM), has been the most used Internet Yellow Pages local search site in the Dex region for six consecutive quarters, with a share of the local search market that is more than the next two competitors combined. In 2004, Dex Media generated revenue of approximately $1.65 billion, excluding the effects of purchase accounting related to the acquisition of Dex Media West LLC.

    Safe Harbor Provision

    Certain statements contained in this press release regarding RHD's future operating results or performance or business plans or prospects and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "intend," "should," "will," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to RHD or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only RHD's and Dex's current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to RHD and Dex. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause RHD's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies include, but are not limited to, statements about the benefits of the merger between RHD and Dex, including future financial and operating results, RHD's plans, objectives, expectations and intentions and other statements that are not historical facts.
    The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (2) the failure of RHD and Dex stockholders to approve the merger; (3) the risk that the businesses will not be integrated successfully; (4) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; (5) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and (6) general economic conditions and consumer sentiment in our markets. Additional factors that could cause RHD's and Dex's results to differ materially from those described in the forward-looking statements are described in detail in the Management's Discussion and Analysis of Financial Condition and Results of Operations in RHD's and Dex's Annual Reports on Form 10-K for the year ended December 31, 2004, as well as RHD's and Dex's other periodic filings with the SEC that are available on the SEC's internet site (http://www.sec.gov).

    Additional Information and Where to Find It

    Stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about RHD and Dex, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to RHD or Dex.

    Interests of Participants

    The respective directors and executive officers of RHD and Dex and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding RHD's directors and executive officers is available in its proxy statement filed with the SEC by RHD on March 21, 2005, and information regarding Dex's directors and executive officers is available in its proxy statement filed with the SEC by Dex on April 20, 2005. Copies of these documents can be obtained, without charge, by directing a request to RHD or Dex. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

    (See attached tables)



                     R.H. Donnelley and Dex Media
----------------------------------------------------------------------
                        Full Year 2005 Guidance
                        All amounts in millions

                           R.H. Donnelley              Dex Media
                           --------------              ---------


Net Revenue (1)                $1,040  (2),(4),(9)        $1,658 (8)

Adjusted EBITDA  (5)              580  (2),(4)               940 (6)

Adjusted Free Cash Flow           340  (7)                   521 (6)

Wtd. Avg. Adjusted Diluted
 Shares                          38.7                      152.5


See attached schedules for reconciliation of non-GAAP measures to the most comparable GAAP measures.

All data regarding R.H. Donnelley sourced from R.H. Donnelley. All data from Dex Media sourced from Dex Media. Neither company makes any representations regarding the other company's information.

Using R.H. Donnelley's accounting policies and assumptions, Dex
Media's FY2005 adjusted EBITDA would be approximately $925 million.


                     R.H. Donnelley and Dex Media
----------------------------------------------------------------------
                Pro Forma Debt and Leverage at 12/31/05

                   In millions

               R.H.        Dex Media      Adjustments     Combined
             Donnelley
            ----------     ---------      -----------     --------

Credit
 Facilities     $1,840         $1,971                       $3,811

Bonds            1,225          3,333                        4,558

Acquisition
 Debt              -               -          2,320          2,320
           ----------------------------------------   --------------

Total Debt      $3,065         $5,304        $2,320        $10,689

2005E
 Adjusted
 EBITDA           $580           $940                       $1,520

2005E Total       5.3x           5.6x                         7.0x
 Debt/2005E
 Adjusted EBITDA


Wtd. Avg.
 Adjusted
 Diluted
 Shares           38.7          152.5          33.0 (A)       71.7 (A)



See attached schedules for reconciliation of non-GAAP measures to the most comparable GAAP measures.

Weighted average interest cost of transaction related debt assumed to be 7.75%

Total one-time non-recurring costs to achieve synergies of $75 million through 2007, with run-rate cost synergies of $50 million by 2008.

All data regarding R.H. Donnelley sourced from R.H. Donnelley. All data from Dex Media sourced from Dex Media. Neither company makes any representations regarding the other company's information.

Using R.H. Donnelley's accounting policies and assumptions, Dex
Media's FY2005 adjusted EBITDA would be approximately $925 million.

Note:
----------------------------------------------------------------------

(A) Combined pro forma weighted average diluted shares calculated as follows:

Stand-alone FY2005 Guidance                                      38.7
R.H. Donnelley Shares Issued to Dex Shareholders                 36.4
Dilutive Effect of Dex Options                                    1.7
Repurchase of Convertible Preferred                              (5.1)
                                                            ----------
Pro Forma Full Year 2005                                         71.7


R.H. DONNELLEY AND DEX MEDIA
RECONCILIATION OF NON-GAAP MEASURES
-----------------------------------------
(unaudited)
----------------------------------------------------------------------
                                                R.H. Donnelley
                                                Full Year 2005
Amounts in millions                                 Outlook
----------------------------------------------------------------------
Reconciliation of net revenue - GAAP
outlook to net revenue - adjusted outlook

Net revenue - GAAP outlook                                       $954
Plus pro forma net revenue that would
have been reported assuming the SBC
transaction had occurred on
January 1, 2003                                                    86
                                         -----------------------------
Net revenue - adjusted outlook                                 $1,040
                                         =============================

----------------------------------------------------------------------
See accompanying Notes to Schedules
----------------------------------------------------------------------


R.H. DONNELLEY AND DEX MEDIA
RECONCILIATION OF NON-GAAP MEASURES (CON'T)
 ------------------------------------------
(unaudited)
------------------------------------- ---------- -------- ------- ---
                                    R.H. Donnelley      Dex Media
                                    Full Year 2005    Full Year 2005
 Amounts in millions                    Outlook          Outlook
------------------------------------- ---------- -------- ------- ---
Reconciliation of adjusted EBITDA
 outlook
 to adjusted net income outlook and
  net income - GAAP outlook

Adjusted EBITDA outlook (5)                $580             $940  (6)
Less expected depreciation and
 amortization                               (90)            (377)
                                      ----------          -------
Adjusted operating income outlook           490              563
Less expected tax provision                 (99)             (40)
Less expected interest expense, net        (237)            (455)
                                      ----------          -------
Adjusted net income outlook                 154  (3)          68


Less revenue from SBC-branded
 directories that published prior to
 the acquisition plus all September
 2004 SBC-branded directories
 that would have been recognized
 during the period absent purchase
 accounting adjustments
 required under GAAP                        (86) (2),(4)       -
Plus expenses from SBC-branded
 directories that would have been
 recognized during the period
 absent purchase accounting
 adjustments                                (51) (2),(4)       -
Plus net tax reduction resulting from
 the exclusion of the SBC revenue and
 expenses due to
 purchase accounting                         53                -

Less severance costs related to
 workforce reduction                          -               (6) (6)

                                      ----------          ------- ---
Net income - GAAP outlook                   $70              $62
                                      ==========          ======= ===

----------------------------------------------------------------------
See accompanying Notes to Schedules
----------------------------------------------------------------------


R.H. DONNELLEY AND DEX MEDIA
RECONCILIATION OF NON-GAAP MEASURES (CON'T)
----------------------------------------------
(unaudited)
---------------------------------------------- ---------- ------- ---
                                    R.H. Donnelley      Dex Media
                                    Full Year 2005    Full Year 2005
                                       Outlook            Outlook

Amounts in millions
----------------------------------------------------------------------

Reconciliation of cash flow from operations outlook - GAAP to free cash flow outlook and adjusted free cash flow outlook for Dex Media

Cash flow from operations outlook - GAAP            $375    $552

Less:  additions to fixed assets and computer
 software                                            (35)    (40)
                                               ---------- ------- ---
Free cash flow outlook                              $340    $512  (7)
Plus:  severance paid related to workforce
 reduction                                             -       9  (6)
                                               ---------- ------- ---
Adjusted free cash flow outlook                     $340    $521
                                               ========== ======= ===


                                    R.H. Donnelley      Dex Media
                                    Full Year 2005    Full Year 2005
                                       Outlook            Outlook
----------------------------------------------------------------------
Reconciliation of expected diluted shares outstanding - GAAP to expected adjusted diluted shares outstanding

Expected diluted shares outstanding - GAAP          33.7   152.5
Additional diluted shares outstanding assuming
 the preferred stock
 is converted to common stock at the
 beginning of the period                             5.0       -
                                               ---------- ------- ---
Expected adjusted diluted shares outstanding        38.7   152.5
                                               ========== ===========

----------------------------------------------------------------------
See accompanying Notes to Schedules
----------------------------------------------------------------------


R.H. DONNELLEY AND DEX MEDIA
NOTES TO FULL YEAR 2005 GUIDANCE AND NON-GAAP MEASURES
------------------------------------------------------

The accompanying press release schedules include 2005 full year guidance for both R.H. Donnelley and Dex Media, on a stand-alone basis. These schedules do not include any conforming accounting adjustments between the two companies nor do they reflect any synergies to be realized upon the combination.

(1) Publishing revenue is recognized using the deferral and amortization method of accounting. Under this method, when a directory is published, the publication sales value is deferred and amortized into the income statement ratably over the life of the directory, which is typically 12 months.

(2) As a result of the SBC transaction and the related financing and associated accounting, 2005 results reported in accordance with GAAP are not comparable, nor do they reflect the Donnelley's underlying operational or financial performance. Accordingly, management is presenting certain non-GAAP financial measures in addition to results reported in accordance with GAAP in order to better communicate underlying operational and financial performance and to facilitate comparison of adjusted 2005 performance. Adjusted results for 2005 exclude the impact of purchase accounting as well as certain other adjustments.


(3) The preferred dividend and the loss on repurchase of Preferred Stock is excluded because the adjusted results for the year ended December 31, 2005 assume the Preferred Stock was completely converted to Common Stock at the beginning of the period and therefore no dividends would have been payable and no loss on the repurchase would have been recorded.

(4) Adjustments for the year ended December 31, 2005 include revenue and expenses for directories acquired from SBC that published prior to the acquisition that would have been recognized during the period absent purchase accounting adjustments required under GAAP. Additionally, the cost uplift reported under GAAP to eliminate profit on sales contracts completed before the acquisition date for directories not yet published at the acquisition date has also been removed.

(5) EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization. EBITDA and adjusted EBTIDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA outlook does not include costs related to this transaction.

(6) Adjusted EBITDA outlook for Dex Media excludes $6 million in severance costs incurred in 2005 related to workforce reduction. Adjusted free cash flow outlook for Dex Media excludes $9 million in severance costs paid in 2005.

(7) Free cash flow outlook is not reduced by PIK interest.

(8) Revenue includes the impact of increased deferred revenue related to accounting for agreements that involve the delivery of new product offerings in addition to the delivery of existing products. Revenue is also impacted by the timing of Qwest's purchases under the Advertising Commitment Agreement and the discontinuation of certain direct marketing products.

(9) This is a non-GAAP measure. R.H. Donnelley revenue adjusted to remove the impact of purchase accounting associated with the SBC transaction.


    CONTACT: R.H. Donnelley
             Jim Gruskin, 800-497-6329
             Media:
             Lara Travars, 919-297-1132
             or
             Dex Media
             Brooke Martellaro, 866-545-2900
             Media:
             Pat Nichols, 303-949-9672